Exhibit 99.1

PLEASE CONTACT:

Tere Miller

Vice President,

Corporate Communications

760-741-2111 ext. 177

REALTY INCOME ANNOUNCES FOURTH QUARTER

AND YEAR-END 2004 OPERATING RESULTS

ESCONDIDO, CALIFORNIA, February 2, 2005...Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) today announced operating results for the fourth quarter and year ended December 31, 2004.

After the market close on December 31, 2004, a 2-for-1 stock split, declared on November 17, 2004, became effective. Shareholders received an additional share of common stock for each share they owned. The increase in the number of common shares outstanding after the stock split is reflected in all periods presented and all per share data has been adjusted for the stock split.

COMPANY HIGHLIGHTS

For the quarter ended December 31, 2004:

•                  Revenue increased 14.5% to $45.8 million

•                  Funds from Operations (FFO) available to common stockholders decreased 8.0% to $28.8 million

•                  FFO per diluted common share decreased 14.3% to $0.36 per share

•                  FFO per diluted share was reduced by a $0.03 per share non-cash charge for property impairments

•                  Net income available to common stockholders per diluted common share decreased to $0.31 per share

•                  Same store rents increased 1.3% to $33.64 million

•                  Invested $37.3 million in 12 additional properties

•                  Increased the monthly dividend amount for the 29th consecutive quarter to an annual rate of $1.32 per share

•                  Celebrated 10 years of trading on the New York Stock Exchange (NYSE)

For the year ended December 31, 2004:

•                  Revenue increased 20.9% to $175.6 million

•                  FFO available to common stockholders increased 14.3% to $118.2 million

•                  FFO per diluted common share increased 3.4% to $1.50 per share

•                  FFO per diluted common share was reduced by $0.08 per share in non-cash charges for property impairments and origination costs on redeemed preferred stock

•                  Net income available to common stockholders per diluted common share increased to $1.15 per share

•                  Same store rents increased 1.8% to $132.31 million

•                  Invested $215.3 million in 194 properties during 2004

•                  Portfolio occupancy was 97.9% at the end of the year

•                  Paid the 413th consecutive monthly dividend in December 2004

•                  Raised $71.6 million in a common stock offering

•                  Redeemed all outstanding shares of Class B and C Preferred shares

•                  Raised approximately $127.9 million in a Class D Preferred stock offering

•                  Total return to stockholders was 32.7% in 2004

Financial Results

Revenue Increases

Realty Income’s revenue for the quarter ended December 31, 2004 increased 14.5% to $45.8 million as compared to $40.0 million for the same quarter in 2003.

Revenue for the year ended December 31, 2004 increased 20.9% to $175.6 million from $145.3 million for the year ended 2003.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended December 31, 2004 was $24.3 million as compared to $25.1 million for the same period in 2003. On a diluted per common share basis, net income for the quarter was $0.31 per share as compared to $0.34 per share for the same period in 2003.

Net income available to common stockholders, for the year ended December 31, 2004, was $90.2 million as compared to $76.7 million in 2003. On a diluted per common share basis, net income was $1.15 per share in 2004 as compared to $1.08 per share in 2003. During 2004, net income available to common stockholders included one-time, non-cash charges totaling $3.8 million, or approximately $0.05 per share. These non-cash charges represent the Class B and Class C preferred stock original issuance costs that were paid in 1999 and recorded as a reduction to net income available to common stockholders in 2004 when the stock was redeemed.

The calculation to determine net income for a real estate company includes gains from the sale of investment properties and impairments. The amount of gains on property sales and impairments varies from quarter to quarter. This variance can significantly impact net income.

During the fourth quarter of 2004, income from continuing operations available to common stockholders increased by $0.01 to $0.25 per diluted share as compared to $0.24 per diluted share for the same period in 2003.

During 2004, income from continuing operations available to common stockholders increased by $0.02 to $0.90 per diluted share as compared to $0.88 per diluted share in 2003.

FFO Available to Common Stockholders

For the quarter ended December 31, 2004, FFO decreased 8.0% to $28.8 million as compared to $31.3 million for the same quarter in 2003. FFO per diluted common share decreased 14.3% to $0.36 per share for the quarter ended December 31, 2004 as compared to $0.42 per share for the same period in 2003. FFO per diluted common share was reduced by a $0.03 per share non-cash charge for property impairment.

For the year ended December 31, 2004, FFO increased 14.3% to $118.2 million as compared to $103.4 million in 2003. FFO per diluted common share increased 3.4% to $1.50 per share as compared to $1.45 per share in 2003. FFO per diluted common share for 2004 was reduced by $0.08 per share in non-cash charges for property impairments and origination costs on redeemed preferred stock. For 2004, non-cash charges for property impairments equated to $0.03 in FFO per diluted common share and non-cash charges for origination costs on redeemed preferred stock equated to $0.05 in FFO per diluted common share.

In addition, the comparable FFO figures for the quarter and year ended December 31, 2003 have been adjusted to reflect additional impairments on the sale of certain properties during these periods. These additional impairments relate to properties where a contract for the sale of a property and the closing of the sale transaction occurred during the same quarterly period. As these transactions were contracted for and closed during the same quarter, losses on the sales were booked and reflected in the Company’s financial statements but no impairments were booked on these properties in the Company’s calculation of FFO. The Company now believes that such impairments on property sales should be deducted from the calculation of FFO. FFO for the quarter and year ended December 31, 2003 was reduced by $240,000 or $0.003 per share and $672,000 or $0.009 per share, respectively. The impact from these transactions were previously included in the Company’s calculation for net income and, as such, have no impact on the Company’s previously reported consolidated statements of income or consolidated balance sheets for these periods.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT) definition as net income available to common stockholders plus depreciation and amortization of assets uniquely significant to the real estate industry. (See reconciliation of net income available to common stockholders to FFO on page eight.)

Dividend Information

In December 2004, Realty Income announced the 29th consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 32nd increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The stock-split adjusted monthly dividend amount was increased to $0.11 per share from $0.109375 per share for an annualized amount of $1.32 per share. Through December 2004, on an annualized basis, the common stock dividend increased 10.0%.

During 2004, Realty Income paid twelve monthly dividends totaling $1.24125 per common share and increased the amount of the monthly dividend five times. Throughout its 36-year operating history, the Company has paid 413 consecutive monthly dividends. The Company continues its 36-year history of declaring and paying dividends every month.

During 2004, the Company also paid dividends totaling $1.01563 per share on its Class B preferred stock, $1.37882 per share on its Class C preferred stock, and $1.01406 per share on its Class D preferred stock.

Real Estate Portfolio Update

As of December 31, 2004, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,533 properties located in 48 states, leased to 93 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 12.0 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of December 31, 2004, portfolio occupancy was 97.9% with only 32 properties available for lease out of 1,533 properties in the portfolio.

Rent Increases

Same store rents, on the 1,052 properties under lease during the three months ended December 31, 2004 and 2003, increased 1.3% to $33.64 million from $33.21 million in 2003. Same store rents on the same 1,052 properties under lease during the years ended December 31, 2004 and 2003, increased 1.8% to $132.31 million compared to $129.94 million in 2003.

Property Acquisitions

During the fourth quarter, Realty Income invested $37.3 million in 12 new properties and properties under development with an initial average contractual lease yield of 9.1%. The 12 new properties are located in nine states and are 100% leased under net-lease agreements with an initial average lease length of  20.4 years. They are leased to seven different retail chains in six industries: automotive service, automotive collision service, health and fitness, motor vehicle dealership, restaurant and sporting goods.

For the year ended December 31, 2004, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc., invested $215.3 million in 194 new properties and properties under development. Realty Income invested $193.8 million in 172 new properties and properties under development with an initial average contractual lease yield of 9.5%. The 172 new properties are located in 18 states and are 100% leased under net-lease agreements with an initial average lease length of 17.5 years. They are leased to 12 different retail chains in seven industries: automotive service, automotive collision service, convenience store, health and fitness, motor vehicle dealership, restaurant and sporting goods. Crest Net Lease invested $21.5 million in 22 new properties and properties under development.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sale proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the fourth quarter ended December 31, 2004, Realty Income sold 16 properties and executed a partial sale of land from three properties for $14.8 million, which resulted in a gain on sales from 14 properties of $5.9 million and impairments on two properties of $1.3 million. The properties sold consisted of: five child care locations, one consumer electronics store, six convenience stores and four restaurants. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

For the year ended December 31, 2004, Realty Income sold 43 properties and executed a partial sale of land from three properties for $35.4 million, which resulted in a gain on sales for 38 properties of $12.7 million and impairments on five properties of $1.7 million. The properties sold consisted of: one automotive service location, 16 child care locations, three consumer electronics stores, 10 convenience stores, and 13 restaurants. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

Other Activities

Issued Common Stock

In March 2004, Realty Income issued 1.6 million common shares (prior to the stock split) priced at $44.75 per share. Gross proceeds from the offering were $71.6 million. The net proceeds from this offering were used to repay borrowings on the Company’s $250 million unsecured acquisition credit facility.

Redeemed Class B and Class C Preferred Shares

In June 2004, Realty Income redeemed all 2,745,700 shares outstanding of the Company’s 9-3/8% Class B Cumulative Redeemable Preferred stock. In July 2004, the Company redeemed all 1,380,000 shares outstanding of the Company’s 9-1/2% Class C Cumulative Redeemable Preferred stock.

Issued Class D Preferred Shares

Realty Income raised approximately $127.9 million by issuing 5.1 million shares of 7-3/8% Class D Cumulative Redeemable Preferred stock with dividends paid monthly. The shares were issued in an offering of 4.0 million preferred shares on May 27, 2004 priced at $25.00 per share and in an additional offering of 1.1 million preferred shares priced at $25.4311 per share on October 19, 2004. The net proceeds from both offerings were used to redeem all outstanding shares of the Company’s Class B and C preferred shares, repay borrowings on the Company’s $250 million unsecured acquisition credit facility and for other general corporate purposes.

Stock Split

Realty Income completed a 2-for-1 stock split after the market close on December 31, 2004. As a result of the stock split, total outstanding shares were increased from approximately 39.65 million shares to 79.30 million shares.

Crest Net Lease

Crest Net Lease is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the fourth quarter ended December 31, 2004, Crest sold eight properties for $8.3 million and reported a gain on sales of $0.7 million.

For the year ended December 31, 2004, Crest sold 51 properties for $75.0 million and reported a gain on sales of $10.3 million. Crest also invested $21.5 million in 22 new properties and properties under development. As of the end of the year Crest carried a property inventory of $10.1 million, which consists of eight properties held for sale.

Management’s long-term goal is for Crest to carry an average inventory of approximately $20 to $25 million in properties. Crest generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire properties. Management believes that at this level of inventory, rental revenue will exceed the ongoing operating expenses of Crest without any property sales.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of property sales, if any, in a given quarter. As such, Crest’s contribution can fluctuate and add volatility to the Company’s reported FFO on a comparable quarterly and annualized basis. During the fourth quarter ended December 31, 2004, Crest generated $598,000, or $0.01 per diluted common share, in FFO (and net income) for Realty Income as compared to $4.1 million, or $0.06 per diluted common share generated in the fourth quarter of 2003. For the year ended 2004, Crest generated $7.8 million, or $0.10 per diluted common share in FFO (and net income) for Realty Income as compared to $4.6 million, or $0.06 per diluted common share during 2003.

CEO Comments on 2004 Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to report that 2004 was an excellent year for operations of The Monthly Dividend Company®. We ended the year with increases in revenue, earnings, dividends and in the size and diversification of the Company’s real estate portfolio. We also enjoyed five dividend increases and saw the price of our common stock grow from $40.00 at the beginning of the year to $50.58 at the end of the year (prior to the stock split). Including dividends paid and share price increases, the total return to shareholders for 2004 was a healthy 32.7%.

“We were also gratified that we enjoyed another good year in property acquisitions. During 2004, Realty Income and Crest Net invested $215.3 million in 194 new properties. We continue to enjoy attractive lease yields on new acquisitions even in the current low interest rate environment. At the same time we were pleased with the Company’s continued access to the public capital markets during 2004. We issued both common and preferred shares over the course of the year, which allowed us to access capital to continue our growth while maintaining one of the most conservative balance sheets in our industry. We also redeemed all outstanding Preferred B and C shares, which will generate $2.1 million in annual savings based on the difference in the amount of the dividend paid on the new Preferred D shares in comparison to the amount of the dividend previously paid on the Preferred B and C shares.

“The Company’s core portfolio of real estate exhibited stable occupancy, ending the year with 97.9% of our properties occupied. We believe this excellent performance is due to our continued focus on acquiring properties leased to retailers that sell basic human needs goods and services which consumers use every day. Finally, our subsidiary, Crest Net Lease, continued to perform well, contributing $7.8 million, or $0.10 per share, to Realty Income’s funds from operations in 2004.

“Crest’s ability to acquire and subsequently sell properties has increased Realty Income’s overall ability to acquire large portfolios of properties and maintain excellent diversification by industry, tenant and geographic location in our core portfolio. While Crest’s contribution to the Company’s net income and FFO have been substantial, its dependence on property sales to generate earnings will add volatility to our results on a quarter to quarter basis. For example, while Crest generated $0.10 of FFO per diluted common share for Realty Income in 2004 as compared to $0.06 in 2003, during the fourth quarter of 2004, Crest’s contribution to Realty Income’s FFO per share was $0.01 per share as compared to $0.06 per share in the fourth quarter of 2003. We expect that Crest’s contribution to FFO will impact the Company positively over the coming years, but will continue to be volatile on a quarterly comparative basis.

“Looking forward to 2005, we are optimistic about the Company’s operations and financial performance for the year ahead. We enter the year with strong portfolio occupancy, a clean and uncomplicated balance sheet, access to acquisition opportunities as well as capital to fund our growth. As such, we believe we should be able to continue to deliver solid operational performance during 2005.

“We are fortunate that, as The Monthly Dividend Company®, we have continued to offer a dependable source of monthly income to our shareholders throughout market swings and economic uncertainties. We continue to grow our FFO at a rate that has allowed us to provide regular dividend increases as well as solid dividend coverage and a conservative payout ratio. Based on our continued strong performance in 2004, we were able to raise the dividend five times during the year, for a total increase in the amount of the annualized dividend of 10%.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest Net Lease.

2005 Estimates

Management estimates that FFO per common share for 2005 should range from $1.59 to $1.62, which would equate to an increase of approximately 6% to 8% over 2004 FFO per share of $1.50. FFO for 2005 is based on an estimated diluted net income per share range of $1.11 to $1.14, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.54 and potential gain on sales of investment properties of $0.06 per share.

Management further estimates Crest Net Lease could contribute between $0.03 to $0.05 per share to Realty Income’s FFO (and net income) during 2005. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent any changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of December 31, 2004, the Company had paid 413 consecutive monthly dividends throughout its 35-year operating history. The monthly income is supported by the cash flows from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three months and years ended December 31, 2004 and 2003

(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/04	Three Months Ended 12/31/03	Year Ended 12/31/04	Year Ended 12/31/03
REVENUE
Rental	$45,340	$39,711	$174,446	$144,703
Other	429	275	1,109	590

	45,769	39,986	175,555	145,293
EXPENSES
Interest	8,599	7,402	34,132	26,413
Depreciation and amortization	10,411	8,946	40,339	32,676
General and administrative	3,496	2,861	13,119	10,616
Property	922	689	3,168	2,461
Income taxes	178	116	699	501

	23,606	20,014	91,457	72,667

Income from continuing operations	22,163	19,972	84,098	72,626
Income from discontinued operations:
Real estate acquired for resale by Crest	598	4,121	7,847	4,588
Real estate held for investment	3,795	3,391	11,452	9,221
	4,393	7,512	19,299	13,809

Net income	26,556	27,484	103,397	86,435
Preferred stock cash dividends	(2,244)	(2,428)	(9,455)	(9,713)
Excess of redemption value over carrying value of preferred shares redeemed	—	—	(3,774)	—

Net income available to common stockholders	$24,312	$25,056	$90,168	$76,722

Funds from operations available to common stockholders (FFO)	$28,792	$31,305	$118,181	$103,366

After the market close on December 31, 2004, a 2-for-1 stock split declared on November 17, 2004 became effective.

Shareholders received an additional share of common stock for each share they owned. The increase in the number of shares outstanding after the stock split is reflected in all periods presented, and all per share data has been adjusted for the stock split.

Per share information for common stockholders:

Income from continuing operations:
Basic	$0.25	$0.24	$0.90	$0.89
Diluted	0.25	0.24	0.90	0.88

Net income, basic and diluted	$0.31	$0.34	$1.15	$1.08

FFO, basic from:
FFO before Crest Net contribution	$0.36	$0.36	$1.41	$1.39
Crest Net Lease	0.01	0.06	0.10	0.06
Total FFO	0.36	0.42	1.51	1.45

FFO, diluted from:
FFO before Crest Net contribution	$0.36	$0.36	$1.40	$1.39
Crest Net Lease	0.01	0.06	0.10	0.06
Total FFO	0.36	0.42	1.50	1.45

Cash dividends paid	$0.328	$0.298	$1.241	$1.181

FUNDS FROM OPERATIONS

For the three months and years ended December 31, 2004 and 2003

 (dollars in thousands, except per share amounts)

	Three Months Ended 12/31/04	Three Months Ended 12/31/03	Year Ended 12/31/04	Year Ended 12/31/03

Net income available to common stockholders	$24,312	$25,056	$90,168	$76,722
Depreciation and amortization:
Continuing operations	10,411	8,946	40,339	32,676
Discontinued operations	48	231	519	1,238
Depreciation of furniture, fixtures & equipment	(31)	(28)	(117)	(114)
Gain on sales of investment properties:
Continuing operations	(185)	—	(185)	—
Discontinued operations	(5,763)	(2,900)	(12,543)	(7,156)

Funds from operations available to common stockholders	$28,792	$31,305	$118,181	$103,366

Dividends paid to common stockholders	$26,021	$22,030	$97,420	$83,842

FFO in excess of dividends	$2,771	$9,275	$20,761	$19,524

FFO per common share:
Basic	$0.36	$0.42	$1.51	$1.45
Diluted	$0.36	$0.42	$1.50	$1.45
Weighted average number of common shares used for computation per share:
Basic	79,301,254	74,482,314	78,518,296	71,128,282
Diluted	79,383,964	74,575,552	78,598,788	71,222,628

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

For the three months and years ended December 31, 2004 and 2003

(dollars in thousands, except per share amounts)

Crest Net acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest Net as held for sale at the date of acquisition and do not depreciate them. The operations of Crest Net’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

Gain on sales of real estate acquired for resale	$706	$5,329	$10,254	$6,217
Rental revenue	352	1,266	2,303	1,698
Other revenue	—	18	1	26
Interest expense	(154)	(330)	(674)	(561)
General and administrative expense	(105)	(230)	(464)	(566)
Property expenses	(21)	(5)	(93)	(24)
Income taxes	(180)	(1,927)	(3,480)	(2,202)
Funds from operations contributed by Crest	$598	$4,121	$7,847	$4,588

FFO per common share, basic and diluted	$0.01	$0.06	$0.10	$0.06

Total FFO	$28,792	$31,305	$118,181	$103,366
Less FFO contributed by Crest	(598)	(4,121)	(7,847)	(4,588)
FFO before Crest contribution	$28,194	$27,184	$110,334	$98,778
FFO before Crest contribution per common share:
Basic	$0.36	$0.36	$1.41	$1.39
Diluted	$0.36	$0.36	$1.40	$1.39

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains on sales of investment property and extraordinary items.

HISTORICAL FFO COMPONENTS

	2004	2003	2002	2001	2000

For the three months ended December 31,

Net income available to common stockholders	$24,312	$25,056	$17,679	$15,995	$14,234
Depreciation and amortization	10,428	9,149	8,088	7,492	8,469
Gain on sales of investment properties	(5,948)	(2,900)	(903)	(1,556)	(4,881)

Total FFO	$28,792	$31,305	$24,864	$21,931	$17,822

Total FFO per diluted share	$0.36	$0.42	$0.36	$0.34	$0.34

Total FFO	$28,792	$31,305	$24,864	$21,931	$17,822
Less FFO contributed by Crest	(598)	(4,121)	(807)	(819)	(151)
FFO before Crest contribution	$28,194	$27,184	$24,057	$21,112	$17,671

FFO components, per diluted share:
FFO before Crest’s contribution	$0.36	$0.36	$0.34	$0.33	$0.33
Crest FFO contribution	0.01	0.06	0.01	0.01	0.00

Total FFO	$0.36	$0.42	$0.36	$0.34	$0.34

Cash dividends paid per share	$0.328	$0.298	$0.291	$0.283	$0.276
Diluted shares outstanding	79,383,964	74,575,552	69,856,588	64,259,202	53,191,148

For the year ended December 31,

Net income available to common stockholders	$90,168	$76,722	$68,954	$57,846	$45,076
Depreciation and amortization	40,741	33,800	31,091	29,010	28,875
Gain on sales of investment properties	(12,728)	(7,156)	(6,506)	(10,478)	(6,712)

Total FFO	$118,181	$103,366	$93,539	$76,378	$67,239

Total FFO per diluted share	$1.50	$1.45	$1.38	$1.30	$1.26

Total FFO	$118,181	$103,366	$93,539	$76,378	$67,239
Less FFO contributed by Crest	(7,847)	(4,588)	(2,748)	(2,425)	(422)
FFO before Crest contribution	$110,334	$98,778	$90,791	$73,953	$66,817

FFO components, per diluted share:
FFO before Crest’s contribution	1.40	$1.39	$1.34	$1.26	$1.25
Crest FFO contribution	0.10	0.06	0.04	0.04	0.01

Total FFO	$1.50	$1.45	$1.38	$1.30	$1.26

Cash dividends paid per share	$1.241	$1.181	$1.151	$1.121	$1.091
Diluted shares outstanding	78,598,788	71,222,628	67,976,314	58,562,240	53,401,614

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

(dollars in thousands, except per share data)

	2004	2003
ASSETS
Real estate, at cost:
Land	$624,558	$557,288
Buildings and improvements	1,066,725	975,894
	1,691,283	1,533,182

Less accumulated depreciation and amortization	(301,728)	(272,647)

Net real estate held for investment	1,389,555	1,260,535
Real estate held for sale, net	17,155	60,110
Net real estate	1,406,710	1,320,645
Cash and cash equivalents	2,141	4,837
Accounts receivable	4,075	3,950
Goodwill, net	17,206	17,206
Other assets	12,183	13,619

Total assets	$1,442,315	$1,360,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$9,115	$7,582
Accounts payable and accrued expenses	9,579	11,479
Other liabilities	6,286	7,030
Line of credit payable	23,600	26,400
Notes payable	480,000	480,000

Total liabilities	528,580	532,491

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 5,100,000 and 4,125,700 shares issued and outstanding in 2004 and 2003, respectively	123,787	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 79,301,630 and 75,818,172 shares issued and outstanding in 2004 and 2003, respectively	1,038,973	969,030
Distributions in excess of net income	(249,025)	(240,632)

Total stockholders’ equity	913,735	827,766

Total liabilities and stockholders’ equity	$1,442,315	$1,360,257

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
	For the Quarter Ended	For the Years Ended
Industries (30)	Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000	Dec 31, 1999	Dec 31, 1998

Apparel Stores	1.7%	1.8%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%
Automotive Collision Services	1.3	1.0	0.3	—	—	—	—	—
Automotive Parts	4.0	3.8	4.5	4.9	5.7	6.0	6.3	6.1
Automotive Services	8.2	7.7	8.3	7.0	5.7	5.8	6.6	7.5
Automotive Tire Services	7.5	7.8	3.1	2.7	2.6	2.3	2.3	1.7
Book Stores	0.3	0.3	0.4	0.4	0.4	0.5	0.5	0.6
Business Services	0.1	0.1	0.1	0.1	0.1	0.1	0.1		*
Child Care	13.7	14.4	17.8	20.8	23.9	24.7	25.3	29.2
Consumer Electronics	1.8	2.1	3.0	3.3	4.0	4.9	4.4	5.4
Convenience Stores	19.6	19.2	13.3	9.1	8.4	8.4	7.2	6.1
Crafts and Novelties	0.5	0.5	0.6	0.4	0.4	0.4	0.4		*
Drug Stores	0.1	0.1	0.2	0.2	0.2	0.2	0.2	0.1
Entertainment	2.3	2.3	2.6	2.3	1.8	2.0	1.2	—
Equipment Rental Services	0.3	0.3	0.2	—	—	—	—	—
Financial Services	0.1	0.1	—	—	—	—	—	—
General Merchandise	0.5	0.4	0.5	0.5	0.6	0.6	0.6		*
Grocery Stores	0.8	0.8	0.4	0.5	0.6	0.6	0.5		*
Health and Fitness	3.9	4.0	3.8	3.8	3.6	2.4	0.6	0.1
Home Furnishings	3.9	4.1	4.9	5.4	6.0	5.8	6.5	7.8
Home Improvement	1.0	1.0	1.1	1.2	1.3	2.0	3.6		*
Motor Vehicle Dealerships	1.4	0.6	—	—	—	—	—	—
Office Supplies	1.6	1.6	1.9	2.1	2.2	2.3	2.6	3.0
Pet Supplies and Services	1.4	1.4	1.7	1.7	1.6	1.5	1.1	0.6
Private Education	1.1	1.1	1.2	1.3	1.5	1.4	1.2	0.9
Restaurants	9.9	9.7	11.8	13.5	12.2	12.3	13.3	16.2
Shoe Stores	0.1	0.3	0.9	0.8	0.7	0.8	1.1	0.8
Sporting Goods	3.3	3.4	3.8	4.1	0.9	—	—	—
Theaters	3.3	3.5	4.1	3.9	4.3	2.7	0.6	—
Travel Plazas	0.4	0.4	0.3	—	—	—	—	—
Video Rental	2.7	2.8	3.3	3.3	3.7	3.9	4.3	3.8
Other	3.2	3.4	3.8	4.4	5.2	6.0	5.7	6.0

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

* Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary, Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,497 net leased, single-tenant retail properties as of December 31, 2004 (dollars in thousands):

Lease Expiration Schedule

(dollars in thousands)

	Total Portfolio			Initial Expirations			Subsequent Expirations
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended 12/31/04(2)	%of Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 12/31/04	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 12/31/04	%of Total Rental Revenue
2005	99	$1,848	4.2%	64	$1,211	2.7%	35	$637	1.5%
2006	91	2,111	4.8	42	1,027	2.3	49	1,084	2.5
2007	118	2,199	5.0	87	1,645	3.8	31	554	1.3
2008	94	2,092	4.8	60	1,465	3.4	34	627	1.4
2009	85	1,906	4.3	28	646	1.4	57	1,260	2.9
2010	51	1,106	2.5	43	961	2.2	8	145	0.3
2011	40	1,545	3.5	32	1,333	3.0	8	212	0.5
2012	43	1,339	3.1	43	1,339	3.1	—	—	—
2013	74	3,331	7.6	66	3,091	7.0	8	240	0.6
2014	49	2,039	4.6	39	1,816	4.1	10	223	0.5
2015	33	1,050	2.4	31	1,003	2.3	2	47	0.1
2016	14	388	1.0	12	306	0.8	2	82	0.2
2017	16	1,269	2.9	12	1,202	2.7	4	67	0.2
2018	20	828	1.9	20	828	1.9	—	—	—
2019	84	3,284	7.5	83	3,091	7.0	1	193	0.4
2020	53	1,891	4.3	53	1,891	4.3	—	—	—
2021	130	4,333	9.9	130	4,333	9.9	—	—	—
2022	96	2,472	5.6	95	2,463	5.6	1	9		*
2023	233	6,332	14.4	232	6,307	14.4	1	25		*
2024	61	1,374	3.1	61	1,374	3.1	—	—	—
2025	1	87	0.2	1	87	0.2	—	—	—
2026	2	93	0.2	2	93	0.2	—	—	—
2028	2	54	0.1	2	54	0.1	—	—	—
2033	3	357	0.8	3	357	0.8	—	—	—
2034	2	244	0.6	2	244	0.6	—	—	—
2037	2	325	0.7	2	325	0.7	—	—	—
2043	1	13	*	0	0	0.0	1	13		*

Totals	1,497	$43,910	100.0%	1,245	$38,492	87.6%	252	$5,418	12.4%

*Less than 0.1%

(1)  Excludes properties owned by our subsidiary, Crest Net, four multi-tenant properties and 32 vacant and unleased properties. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)  Includes rental revenue of $144 from properties reclassified to discontinued operations and excludes revenue of $1,574 from four multi-tenant properties and from 32 vacant and unleased properties at December 31, 2004.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of December 31, 2004 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended Dec.31, 2004(1)(2)	Percentage of Rental Revenue
Alabama	17	100%	145,600	$376	0.8%
Alaska	2	100	128,500	251	0.5
Arizona	71	99	338,600	1,875	4.1
Arkansas	8	88	48,800	139	0.3
California	61	100	1,057,100	4,020	8.8
Colorado	45	98	367,300	1,547	3.4
Connecticut	16	100	245,600	927	2.0
Delaware	16	100	29,100	338	0.7
Florida	127	98	1,328,500	4,978	10.9
Georgia	94	99	580,400	2,267	5.0
Idaho	11	100	52,000	207	0.5
Illinois	44	100	391,300	1,292	2.8
Indiana	27	93	153,100	504	1.1
Iowa	9	89	57,500	142	0.3
Kansas	22	82	201,300	518	1.1
Kentucky	12	100	41,200	271	0.6
Louisiana	14	100	65,200	295	0.6
Maryland	24	100	207,600	1,136	2.5
Massachusetts	37	100	203,100	997	2.2
Michigan	13	100	81,600	298	0.7
Minnesota	18	100	211,600	553	1.2
Mississippi	19	79	145,300	302	0.7
Missouri	32	97	222,900	709	1.6
Montana	2	100	30,000	80	0.2
Nebraska	11	100	96,200	311	0.7
Nevada	10	100	102,300	444	1.0
New Hampshire	10	100	89,600	369	0.8
New Jersey	25	100	132,100	1,059	2.3
New Mexico	6	100	48,800	114	0.3
New York	27	100	327,900	1,492	3.3
North Carolina	50	100	290,100	1,315	2.9
North Dakota	1	100	22,000	25		*
Ohio	100	100	616,000	2,201	4.8
Oklahoma	17	100	94,300	358	0.8
Oregon	17	100	253,300	573	1.3
Pennsylvania	76	100	416,000	1,992	4.4
Rhode Island	1	100	3,500	29	0.1
South Carolina	52	98	156,200	1,125	2.5
South Dakota	1	100	6,500	24		*
Tennessee	98	100	461,900	2,213	4.9
Texas	170	94	1,656,700	4,406	9.7
Utah	6	100	35,100	119	0.3
Vermont	1	100	2,500	22		*
Virginia	55	100	412,600	2,073	4.6
Washington	37	100	243,900	751	1.7
West Virginia	2	100	16,800	41	0.1
Wisconsin	16	88	153,700	353	0.8
Wyoming	3	100	14,900	53	0.1
Totals/Average	1,533	98%	11,986,100	$45,484	100.0%

* Less than 0.1%

(1)   Excludes properties owned by our subsidiary, Crest Net.

(2)   Includes rental revenue for all properties owned by Realty Income at December 31, 2004 (including revenue from properties reclassified to discontinued operations of $144).